Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Avanex Corporation for the registration of 14,033,573 shares of its common stock and to the incorporation by reference therein of our report dated July 30, 2004, with respect to the consolidated financial statements and schedule of Avanex Corporation for the year ended June 30, 2004 included in its Annual Report (Form 10-K/A) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 30, 2007